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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-87013, 333-104321 and 333-111751 of The Sports Authority Inc. (formerly Gart Sports Company) on Form S-8 and No. 333-87410 on Form S-3 of The Sports Authority Inc. (formerly Gart Sports Company) of our reports dated April 13, 2005, relating to the consolidated financial statements of The Sports Authority Inc. (formerly Gart Sports Company) and management's report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Sports Authority Inc. (formerly Gart Sports Company) for the year ended January 29, 2005.

DELOITTE & TOUCHE LLP

Denver, Colorado
April 13, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM